EXHIBIT 99.1

FOR IMMEDIATE RELEASE

VYYO REPORTS 2nd QUARTER 2003 FINANCIAL RESULTS

CUPERTINO, CA—August 14, 2003—Vyyo Inc. (Nasdaq:VYYO) today reported net revenues of $1.87 million for the second quarter of 2003, compared to $485,000 for the first quarter of 2003. Net loss for the second quarter of 2003 was $6.1 million, or $0.48 per share, including impairment of intangible assets, property and equipment and goodwill amounting to $2.6 million, compared to $3.3 million, or $0.26 per share, for the first quarter of 2003. As of June 30, 2003, Vyyo had cash, cash equivalents and short-term investment balances, net of current liabilities, of $56 million. Additional information is available in Vyyo’s quarterly report on Form 10-Q for the three and six months ended June 30, 2003, filed with the Securities and Exchange Commission.

Vyyo also announced today that effective on August 14, 2003, it has ceased substantially all of the business operations of its subsidiary, Shira Computers Ltd., and terminated substantially all of Shira’s employees. In addition, Vyyo is exploring the sale of Shira’s operations and assets to Shira’s management; however, if it is unable to sell Shira on acceptable terms, Vyyo expects to complete the winding down of Shira in the next two months. The decision to close or sell Shira was based on the continuing decline in Shira’s sales, Shira’s recurring losses and its inability to penetrate the market.

About Vyyo:    Vyyo supplies broadband fixed wireless systems used by telecommunications service providers to deliver wireless, high-speed data connections to business and residential subscribers. Vyyo has wireless network systems operating in the U.S., Canada, China and Latin America. Vyyo’s subsidiary Shira provides software products for the prepress and publishing markets. For more information about Vyyo, please visit www.vyyo.com.

This press release may contain forward-looking statements. These statements involve risks and uncertainties. Actual events and results may differ materially from those projected in these forward-looking statements as a result of several factors, including but not limited to, the current limited visibility available in the telecommunications and broadband access equipment markets; whether Vyyo is successful in marketing and selling its wireless broadband access products, particularly in China and the Far East; whether Vyyo is successful in selling Shira on acceptable terms, or at all; economic conditions worldwide and the continued effects of the slow U.S. economy, and other risks set forth in Vyyo’s annual report on Form 10-K for the year ended December 31, 2002, its quarterly report on Form 10-Q for the three months ended June 30, 2003, and in other periodic reports filed by Vyyo with the Securities and Exchange Commission from time to time. Vyyo assumes no duty to update these statements.

Contact:  Angela Donovan at (408) 863-2332 or adonovan@vyyo.com

VYYO REPORTS 2nd QUARTER 2003 FINANCIAL RESULTS

Vyyo Inc.

Condensed Consolidated Statements of Operations

In Thousands, except per share data

Unaudited

	Three Months Ended June 30, 2003	Three Months Ended March 31, 2003
Net revenues	$1,874	$485
Cost of revenues	738	370

Gross profit	1,136	115

Operating expenses:
Research and development	1,493	1,243
Sales and marketing	2,059	1,263
General and administrative	1,438	1,291
Impairment of intangible assets and property and equipment	2,224	—
Impairment of goodwill	420	—

Total operating expenses	$7,634	$3,797

Operating loss	$(6,498)	$(3,682)

Interest income, net	357	419

Net loss	$(6,141)	$(3,263)

Net loss per common share
Basic and diluted	$(0.48)	$(0.26)

Number of shares used in per share computation	12,692	12,469

– MORE –

VYYO REPORTS 2nd QUARTER 2003 FINANCIAL RESULTS

Vyyo Inc.

Condensed Consolidated Balance Sheets

In Thousands

Unaudited

	June 30, 2003	March 31, 2003
Assets
Current Assets:
Cash and cash equivalents and short-term investments	$63,582	$67,222
Accounts receivable	1,263	231
Inventories	177	93
Other	814	480

Total Current Assets	$65,836	$68,026

Property and Equipment, Net	$1,048	$1,292
Goodwill	—	420
Identifiable Intangible Assets	—	2,316

	$66,884	$72,054

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$978	$904
Accrued liabilities	6,378	5,327
Accrued restructuring liability	230	261

Total Current Liabilities	$7,586	$6,492

Total Stockholders’ Equity	59,298	65,562

	$66,884	$72,054